                                                                Exhibit 10.1

                          MEMORANDUM OF SETTLEMENT
                          ------------------------

         This Memorandum of Settlement, including all exhibits, appendices and other attachments hereto (hereinafter collectively "MOS"), is made and entered into this 14th day of June, 2005, ("Effective Date"), by and between Angelica Corporation, including its affiliated entities operating linen management and laundry service facilities, (hereinafter collectively referred to as "Angelica" or the "Employer"), and UNITE HERE, AFL-CIO, CLC, each of the UNITE HERE local unions listed on MOS Appendix 1 (attached hereto and incorporated herein by reference), each of the UNITE HERE joint boards also listed on MOS Appendix 1 and all other UNITE HERE local unions, joint boards, and affiliates, (hereinafter collectively referred to as "Union").

         WHEREAS, Employer is engaged in the business of operating a linen management and laundry services business through 35 laundry facilities throughout the nation, (hereinafter referred to individually and collectively as "Facility" or "Facilities"), and is the largest provider of such services to the healthcare industry; and

         WHEREAS, Employer has a practice of exercising actual control over the assignment of work and labor relations of other acquired firms and facilities operating linen management and laundry services, and expects to continue that practice in the future; and

         WHEREAS, the parties presently enjoy a collective bargaining relationship through Union's representation of over 3,500 production employees at 23 of Employer's 35 Facilities, and they are committed to continuing and deepening such relationship in an amicable and collaborative manner; and

         WHEREAS, Union seeks to represent certain other workers at Employer's other Facilities at which such workers are presently not represented for purposes of collective bargaining and has been engaged in protracted, nationwide corporate campaign activities against Employer relating to certain organizing disputes, and has planned a national labor strike against Employer regarding local bargaining agreement terms; and

         WHEREAS, the current representation dispute has engendered strife which is disadvantageous to Employer, Union and Employer's employees; and

         WHEREAS, the parties, having affirmed their shared belief in the right of employees to freely choose whether or not they wish to be represented by the Union without coercion, interference, intimidation or threats from the Employer or the Union, have agreed upon a process that achieves that purpose, and have set forth that agreement in the Employee Free Choice Agreement, of even date herewith, (hereinafter referred to as "EFC Agreement"), attached hereto as MOS Exhibit A, and incorporated herein by reference, in its entirety; and

         WHEREAS, the parties, desiring to end Union's corporate campaign activities against Employer and the labor strife between them, have agreed upon labor peace, and have set forth that agreement in the certain Labor Peace Agreement, of even date herewith, (hereinafter referred to as the "LP Agreement"), attached hereto as MOS Exhibit B, and incorporated herein by reference in its entirety; and

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         WHEREAS, the negotiations leading to the EFC Agreement, the LP
Agreement and this MOS, have involved the settlement of numerous disputed claims, and the parties wish to set forth the terms of such settlement, as well as other matters relating thereto, in this MOS.

         NOW, THEREFORE, in consideration of the terms and conditions set forth herein, and in the exhibits attached hereto and incorporated herein by reference, the parties hereby agree to settle and resolve issues arising out of various representation disputes and the hostilities associated therewith, as well as the bilateral negotiation of certain collective bargaining agreements, and otherwise agree as follows:

TERM

         The respective terms of this MOS, the EFC Agreement and the LP Agreement shall each commence on their respective Effective Date (hereinabove defined for this MOS), and shall terminate at the end of ten
(10) years; provided, however, that the effectiveness of each agreement shall remain subject to any conditions precedent set forth therein.

COLLECTIVE BARGAINING

         The parties recognize and agree that this MOS is a contract between an employer and a labor organization representing employees in industry affecting commerce within the meaning of Title 29, United States Code,
Section 185, as amended.

RATIFICATION OF LOCAL COLLECTIVE BARGAINING AGREEMENTS

         Contemporaneously with the negotiation of this MOS, the parties have negotiated local collective bargaining agreements covering Employer Facilities at Fresno, Stockton and Antioch, California; Tampa, Florida; Batavia, New York; and Dallas and Wichita Falls, Texas. These local collective bargaining agreements are attached hereto as MOS Exhibits C, D, E and F, respectively. Union agrees to recommend to its members at each such Facility that they ratify their respective Agreement and it is expressly understood and agreed by the parties that this MOS shall become effective only upon ratification of all of these local collective bargaining agreements on or before thirty (30) days following the Effective Date of this MOS. If any of these local collective bargaining agreements has not been ratified by that date, Employer may immediately terminate this MOS, along with the EFC Agreement and the LP Agreement, and they shall be of no further force or effect.

         In accordance with the provisions of Section VI of the LP Agreement, the LP Agreement shall become a supplement to, and incorporated in, all existing collective bargaining agreements between Employer and Union, as listed in the attached MOS Appendix 2, incorporated herein by reference. Within thirty (30) days following the Effective Date of this MOS, an individual Memorandum of Agreement, in the form set forth in the attached MOS Appendix 3, will be executed with respect to each such bargaining agreement. Each such Memorandum of Agreement shall be signed by the appropriate Union official having legal authority to do so, and by an appropriate and authorized representative of Employer. The parties further agree that the Union shall not

                                     2

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engage in any Organizing Campaign Activities as defined in Section III.D of the EFC Agreement or otherwise until a Memorandum of Agreement set forth in MOS Appendix 3 has been executed with respect to all such Local Collective Bargaining Agreements, and delivered to Employer.

EXPIRATION OF COLLECTIVE BARGAINING AGREEMENTS AT CURRENTLY ORGANIZED FACILITIES

         The parties agree that they shall cooperate to ensure a limitation on common collective bargaining agreement expiration dates. Local Collective Bargaining Agreements (as defined in the LP Agreement) covering no more than three (3) Facilities shall expire in any one month, nor more then five (5) Facilities in any quarter.

COLTON, CALIFORNIA AND UNIONIZED FACILITIES NOT REPRESENTED BY THE UNION

      The Employer agrees to recognize the Western States Regional Joint Board, UNITE HERE ("Western States") as the exclusive collective bargaining agent for the Bargaining Unit at the Colton, CA Facility in accordance with the provisions of the applicable Local Collective Bargaining Agreement and with Western States' demonstrated majority support among the employees by virtue of authorization cards. The Employer waives its right to contest Western States' status as exclusive collective bargaining agent for the Colton Facility before an arbitrator, the NLRB, or in any other forum.

         The Employer shall cooperate consistent with its legal obligations in recognizing the Union in any facility in which the Union replaces another union as the exclusive collective bargaining agent at that Facility.

SEVERANCE AND REFORMATION

         The parties shall cooperate to defend the enforceability and lawfulness of this MOS, the EFC Agreement and the LP Agreement, and all provisions thereof, against any action or challenge by any third party to have any part of them declared not enforceable or unlawful.

         If any provision of this MOS, the EFC Agreement and/or the LP Agreement, or the application of any such provision, is found by any court or other duly authorized tribunal, to be unlawful or not enforceable, such provision(s), or the application thereof, shall be severed, but in all other respects the remaining provisions of this MOS, the EFC Agreement and/or the LP Agreement, as the case may be, shall continue in full force and effect according to its terms, except as set forth below.

         Within thirty (30) days of such finding, the parties shall commence negotiations for the purpose of reforming the severed provision(s) of either or both, as the case may be, so as to make such provision(s) consistent with the findings of any such court or tribunal, and to preserve as fully as possible the intent of such provision(s) and the bargain of the parties. If the parties cannot reach a mutually acceptable negotiated reformation agreement within (30) days after the commencement of such negotiations, either Employer or Union may, at its sole and exclusive option, terminate and declare null and void, either the EFC Agreement or the LP Agreement, or both. If one or both of

                                     3

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

the EFC Agreement and/or the LP Agreement are terminated and declared null and void under this process, such termination shall be effective prospectively only, subject to applicable law; provided however, notwithstanding the above or anything else in this MOS to the contrary, the LP Agreement, as incorporated into and supplementing Local Collective Bargaining Agreements by way of the Memorandum of Agreement described and incorporated herein as MOS Appendix 3, shall continue to apply in full force and effect to all signatories to MOS Appendix 3 for its entire ten-year term.

SUCCESSORS AND ASSIGNS

         Sale of Individual Facility or Facilities. If the Employer sells or otherwise divests all, or substantially all, of the business or assets of any individual Facility or Facilities, or if the Employer discontinues operations at any such Facility or Facilities, this MOS and, at Angelica's option, any local collective bargaining agreements in effect at such Facilities, shall immediately upon such sale, divestiture or discontinuation of operations, terminate, and be of no further force or effect as to such Facilities.

         Sale of Employer Company or Subsidiaries. If, at any time during the term of this MOS, Angelica:

                  (a) merges, consolidates or otherwise combines with an unaffiliated entity after which Angelica is not the surviving entity or sells a controlling interest in its capital stock to an unaffiliated entity or group of unaffiliated entities acting together in one or a series of transactions, either by tender offer, exchange offer or otherwise; or

                  (b) sells a controlling interest in the capital stock of one or more of its subsidiaries in which its linen management and laundry business is conducted to an unaffiliated entity or group of unaffiliated entities acting together in one or a series of related transactions, either by tender offer, exchange or otherwise; or

                  (c) sells all or substantially all of its linen management and laundry operating assets, or the linen management operating and laundry assets of one or more of its subsidiaries in which its linen management and laundry business is conducted, then, in any such case, Angelica may, in its sole discretion, and with respect to the Facility or Facilities that are the subject of such transaction described in (a),
                  (b) or (c) above, terminate this MOS, the EFC Agreement and the LP Agreement, and/or any local collective bargaining agreement(s) in effect at such Facilities, as of the effective date of such transaction; provided, however, that if Angelica elects, in its sole discretion, not to terminate the MOS, the EFC Agreement and the LP Agreement, and, instead, to assign the MOS, the EFC Agreement and the LP Agreement to the surviving or acquiring entity, the MOS, the EFC Agreement and the LP Agreement may only be assigned if the local collective bargaining agreements then currently in effect at the Facilities


                                     4

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

                  that are subject to such transaction, are assigned to and assumed by the surviving or acquiring entity.

NO REPRISALS

         There shall be no reprisals, penalties, recriminations, fines, discrimination, or disciplinary action by the Union or the Employer against any employee on account of his/her participation in or non-participation in, or support or non-support, of the Union or the Union's corporate or contract campaign against Angelica.

RELEASE AND WAIVER

         General Release and Settlement. The benefits contained in this MOS, including the EFC Agreement and the LP Agreement, have been bargained, in relevant part, in exchange for the consideration of both parties releasing each other from any and all actions, claims, complaints or liabilities of whatever kind or nature arising prior to the Effective Date of this MOS. The parties do hereby release and forever discharge each other and their agents, employees, or representatives, from and against any and all such actions, claims, complaints or liabilities of whatever kind or nature, known or unknown, arising prior to the Effective Date of this MOS, except those which cannot be waived or released as a matter of law. Neither party shall institute or prosecute, or participate or cooperate with any other party in instituting or prosecuting against the other, on its own behalf or on behalf of any other party, any new litigation, unfair labor practice charge, grievance, claim, investigation or other action, based upon any conduct or action occurring prior to the Effective Date of this MOS. Nothing contained herein will limit the ability of either party to defend itself in pending or future litigation.

         Settlement and Release of Pending Matters. In addition to, and not by way of limitation of, the general release and settlement above, Union agrees to settle, withdraw and dismiss, with prejudice, the following pending matters against Employer. To the extent any such settlement, withdrawal and/or dismissal requires the approval, consent and/or other action by any member of Union, by any governmental agency or official or any other third party, Union will use its reasonable best efforts to obtain such approval, consent and/or other such action from such party or parties.

                  (a) Unfair Labor Practice Charges.

                           (i) Within thirty (30) days following the
                  Effective Date of this MOS, and except as otherwise provided below, Union agrees to withdraw all unfair practice labor practice charges and to use its reasonable best efforts to secure dismissal of all unfair labor complaints filed against Employer with the National Labor Relations Board, by Union, and/or on behalf of any present or past member of Union, and pending as of the Effective Date of this MOS, including, but not limited to all of the unfair labor practice charges listed on the attached MOS Appendix 4, incorporated herein by reference. Union further agrees to use its reasonable best efforts, and to take all reasonable measures including steps specified in
                  (iii) below, to secure the settlement, withdrawal and dismissal, with prejudice, of those unfair labor practice charges and complaints filed by any present or past member of the Union or other


                                     5

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

                  bargaining unit employees listed on the attached MOS Appendix 4, provided, however, Union will not be obligated under the terms of this provision to dismiss or withdraw the unfair labor practice charges and/or complaints listed in the attached MOS Appendix 5, incorporated herein by reference.

                           (ii) Within thirty (30) days following the
                  Effective Date of this MOS, Union agrees to use its reasonable best efforts, and to take all reasonable measures, to secure the settlement, withdrawal and dismissal, with prejudice, of those unfair labor practice charges and complaints listed on the attached MOS Appendix 6, incorporated herein by reference. To facilitate Union's efforts in that regard, Employer agrees to make payments directly to the complainants in such matters, in a total sum of $15,000. Such payment shall be made only upon all such matters being settled, withdrawn and dismissed, with prejudice and upon Union delivering to Employer full and complete releases, in a form reasonably acceptable to Employer, duly executed by such complainants, releasing Employer from any and all further liability with respect to any and all claims, asserted or unasserted, against Employer arising prior to the Effective Date of this MOS.

                           (iii) The parties further agree that the Union
                  shall not engage in any Organizing Campaign Activities as defined in Section III.D of the EFC Agreement or otherwise until the Union has requested withdrawal with prejudice of all pending unfair labor practice charges listed in MOS, Appendix 4; used its reasonable best efforts to have withdrawn and dismissed all complaints listed in the MOS, Appendix 4; has secured executed Settlement Agreements that have become effective from individuals with pending unfair labor practice charges listed in the Memorandum of Settlement Appendix 6; and has provided the Employer with a documentation evidencing all of the above.

                  (b) Occupational Safety and Health, and Other Regulatory Matters. With respect to all complaints, investigations, inspections and other matters pending against Employer with the U.S. Occupational Safety and Health Administration, or state equivalent agencies such as CalOSHA, or with any other federal, state or local regulatory agencies, including, but not limited to, the matters listed on the attached MOS Appendix 7, incorporated herein by reference, Union agrees that:

                           (i) Union shall withdraw as party from all such matters and shall not provide financial support, legal or technical counsel or other assistance to any employee upon whose behalf such matter has been initiated or prosecuted;

                           (ii) Union shall cooperate with Employer, and use its best efforts to assist Employer to achieve prompt settlement of all complaints, investigations, inspections and other matters listed in MOS Appendix 7.

                                     6

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

                           (iii) Union shall not seek party status in any such case; and

                           (iv) Union shall not object to, resist or in any way interfere with any settlement or attempt to settle such matter on the part of Employer.

                  (c) Grievances. Within thirty (30) days following the Effective Date of this MOS, and except as otherwise provided below, Union agrees to dismiss and withdraw, with prejudice those local labor contract grievances listed in the attached MOS Appendix 8 that are noted to be dismissed and withdrawn; provided, however, Union will be obligated under the terms of this provision to dismiss or withdraw those local labor contract grievances that are so noted on MOS Appendix 8. The parties agree that the EFC Agreement shall not become effective until all labor grievances to be dismissed and withdrawn pursuant to this provision have, in fact, been dismissed and withdrawn.

         Release of Unknown Claims. For the purpose of implementing a full and complete release of all claims, the Parties hereto expressly acknowledge that the releases given in this MOS are intended to include in their effect, without limitation, claims that they did not know or suspect at the time of execution hereof, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter, and that the consideration given under this MOS is also for the release of those claims and contemplates the extinguishment of any such unknown claims. In furtherance of this settlement, the Parties waive any rights they may have under California Civil Code, Section 1542, or other similar statutes. Section 1542 states:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         Notwithstanding the language contained in California Civil Code
Section 1542, or other similar statutes, it is the intent of the parties that they waive and relinquish any and all such claims or causes of action.

SCOPE OF MOS

         To the fullest extent permitted by the National Labor Relations Act, this MOS, including the EFC Agreement and the LP Agreement, applies to all linen management and laundry service Facilities and/or subsidiaries over which Employer exercises actual control of work assignments and labor relations.

MANAGEMENT RIGHTS AT EXISTING UNITE HERE REPRESENTED FACILITIES

         It is mutually agreed that, unless clearly and specifically limited by the provisions of this MOS, the EFC Agreement, the LP Agreement, applicable law or any Local Collective Bargaining Agreements, Employer has and will retain the exclusive right and power to manage its facilities, including, but not limited to the right to hire, discharge or discipline for just cause, to assign or transfer its employees, to decide the products and

                                     7

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services to be provided, the methods and schedules of production and service including the means and process of production and services to plan, direct, control, increase, decrease, or diminish operations in whole or in part, to increase or change production or service work equipment; to sell, close, or remove any branch or facility, to transfer work; to change equipment, methods, facilities, areas of production or service, types of production or service; to introduce new methods, products, techniques, and/or equipment;
to change or discontinue any procedure used in connection with production or service; to add to or reduce the number of shifts; to change the work schedules and/or the number of overtime hours to be worked; to determine the number of employees that it shall employ at any time or in any job classifications; to determine the job duties and responsibilities of any job classification; to determine the qualifications necessary to any of the jobs it shall have or may create in the future; to adopt, modify; change and enforce reasonable safety and plant work rules; to establish reasonable production and performance standards; to install or modify piece rates, change hourly paid jobs to piece rate or piece rate to hourly paid; to, in its discretion, assign or reassign work duties both of regular and overtime work in accordance with its determination of the needs of respective jobs and operations; to discontinue or transfer a product line, process or portion of the business; to determine the identity and selection of any carrier, trustee or administrator including the method of handling thereof for benefits provided under any Employer administered benefit plan; and to perform all other functions inherent in the administration and/or management of the business.

DISPUTE RESOLUTION

         To the extent that a dispute arises under this MOS, the parties shall utilize the dispute resolution procedures outlined in V. D through I of the LP Agreement to address such dispute.

COMPLETE AGREEMENT

         This Settlement Agreement, including all exhibits, appendices and other attachments hereto, represents the entire Agreement of the parties with respect to the matters covered herein and shall be dispositive in the event of any conflict with any other written or oral understandings or agreements between the parties or other expressions of the parties' intent.

         With the exception of proposals exchanged by the parties during the negotiations of the Local Collective Bargaining Agreements attached hereto as MOS Exhibits C, D, E and F, the proposals exchanged by the parties during the negotiation of this MOS (and its respective subparts) shall not be admissible in any dispute between the parties.

NO THIRD PARTY BENEFICIARIES

         This MOS is not intended to create any third party beneficiary rights. Only parties to this MOS, including permitted successors and assigns, may enforce its provisions.

                                     8

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PRESS RELEASE AND COMMUNICATIONS

         The parties agree that promptly following the Effective Date of this MOS, Employer may issue the Joint Press Release set forth on the attached MOS Appendix 9, incorporated herein by reference. In addition, it is understood and agreed that, in Employer's sole and exclusive option, Employer may file or record with the Securities and Exchange Commission, or with such other agency or authority which Employer determines in its opinion, requires such filing or recordation, this MOS, along with any or all of its exhibits.

         The parties further agree that any communications made by either of them, after the Effective Date, regarding this MOS, the EFC Agreement, the LP Agreement, any collective bargaining agreement, or other matter, and/or regarding the negotiations which have culminated in such agreements, will not malign or denigrate the other party, or portray any such agreement or negotiation as a defeat of, or concession by, such other party. All such communications will be made in a manner that portrays such agreements as positive and favorable for both parties and for Employer's employees and other constituencies of each party.

ANGELICA CORPORATION                        UNITE HERE, AFL-CIO, CLC



By: /s/ Stephen M. O'Hara                   By: /s/ Bruce Raynor
   -------------------------                   -----------------------------

Name: Stephen M. O'Hara                     Name: Bruce Raynor
     -----------------------                     ---------------------------

Title: CEO                                  Title: General President
      ----------------------                      --------------------------

Date: 6/14/05                               Date: 6/14/05
     --------------                              -------------




                                     9

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                                     MOS

                                  EXHIBIT A

                       EMPLOYEE FREE CHOICE AGREEMENT
                       ------------------------------

         This Employee Free Choice Agreement (hereinafter "EFC Agreement"), is made and entered into this 14th day of June, 2005 ("Effective Date"), by and between Angelica Corporation, including its affiliated entities operating linen management and laundry service facilities, (hereinafter collectively referred to as "Angelica" or "Employer"), and UNITE HERE, AFL-CIO, CLC, each of the UNITE HERE local unions listed on EFC Appendix 1 (attached hereto and incorporated herein by reference), each of the UNITE HERE joint boards also listed on EFC Appendix 1 and all other UNITE HERE local unions, joint boards and affiliates, (hereinafter collectively referred to as "Union").

         WHEREAS, Employer is engaged in the business of operating a linen management and laundry services business presently through 35 laundry facilities throughout the nation (hereinafter referred to individually and collectively as "Facility" or "Facilities"), and is the largest provider of such services to the healthcare industry; and

         WHEREAS, Union presently represents over 3,500 employees at 23 of Employer's 35 laundry Facilities; and

         WHEREAS, Union has been engaged in protracted, nationwide corporate campaign activities against Employer relating to certain organizing disputes, and has planned a national labor strike against Employer regarding local collective bargaining agreement terms; and

         WHEREAS, the parties, desiring to put an end to the nationwide corporate campaign activities and to avoid the planned national strike, have negotiated in good faith with respect to all local contractual and all national contractual and organizing, issues arising out of said corporate campaign activities and planned strike action, and have entered into an agreement to settle and resolve all such issues, (said agreement, being of even date herewith, including all of its exhibits, attachments and appendices, being hereinafter referred to as the "Memorandum of Settlement"); and

         WHEREAS, the parties, desiring to include as part of the aforementioned settlement agreement, an agreement relating to Employee Free Choice to provide workers at certain of Employer's other laundry facilities not presently represented by a union, a fair process by which they may determine whether they wish to be represented by the Union, have entered into this EFC Agreement, (said EFC Agreement being hereby attached to and incorporated by reference into the Memorandum of Settlement).



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         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and set forth in such other aforementioned agreements between them, the parties agree as follows:

I.       OVERVIEW

A.       NEUTRALITY
         ----------

                  The Employer and the Union agree that the Employer will take a neutral position when the Union undertakes a drive to organize employees at one of its facilities pursuant to the EFC Agreement. Neutrality means complying with the Ground Rules To Ensure Employee Free Choice ("Ground Rules") set forth in EFC Appendix 2 and incorporated herein by reference.

B.       ORGANIZING PROCEDURES
         ---------------------

         1. The parties agree to employ two different procedures for determining whether employees wish to be represented by the Union.

         2. In the Employer's Current Facilities (including Ballston Spa, New York and Lorain, Ohio), and in After-Acquired Facilities (as defined below) in states banning Union security (so-called "Right to Work" states including those listed in EFC Appendix 3) majority status will be determined through verification of newly-acquired authorization cards.

         3. In After-Acquired Facilities (as defined below) in states permitting union security (so-called non-"Right to Work" states) majority status will be determined by the holding of private, non-NLRB elections.

         4. In all Facilities covered by paragraphs 2 and 3 above, the parties shall be bound by the Ground Rules. The Ground Rules governing the parties' conduct shall be effective immediately upon the Effective Date of this EFC Agreement.

II.      DEFINITIONS

A.       EMPLOYEES
         ---------

                  Employees, for purposes of this EFC Agreement, are those Employees of Angelica in the bargaining units defined below at Current Facilities and After-Acquired Facilities of the Employer described herein.

B.       THE BARGAINING UNIT
         -------------------

                  The "bargaining unit" at each Employer Facility, for all purposes in this EFC Agreement, shall be a single facility unit and shall include all full-time and regular part-time production and unskilled maintenance employees working at


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         Employer's laundry processing facility excluding truck drivers, engineers/skilled maintenance, office employees and office clericals, supervisors, guards, managers and professionals as defined in the NLRA, employees represented by another labor union, and all other employees.

C.       CURRENT FACILITIES
         ------------------

                  "Current Facilities" shall include all laundry processing facilities owned or operated by the Employer as of the effective date of this EFC Agreement, excluding those facilities in which a union currently represents all of the employees in the bargaining unit (defined immediately above), and excluding the Worcester, MA and Pawtucket, RI facilities. A list of Current Facilities is attached as EFC Appendix 4 and incorporated herein by reference.

D.       AFTER-ACQUIRED FACILITIES
         -------------------------

         1. "After-Acquired Facilities" shall include any laundry processing facility that the Employer comes to own, operate or establish after the effective date of this EFC Agreement. For purposes of this EFC Agreement, the Worcester, MA and Pawtucket, RI plants shall be deemed After-Acquired Facilities.

         2. The Employer shall provide written notice to the Union of its intent to acquire an After-Acquired Facility when the acquisition becomes public, or when the Company takes control of a Facility, whichever occurs later. This notice provision shall not apply to Worcester, MA or Pawtucket, RI.

         3. The Employer shall communicate to all employees at any After-Acquired Facility and shall post the Initial Employer Notice attached as EFC Appendix 7 or Appendix 8, as applicable, informing the employees of this EFC Agreement, within two (2) days of when the Company informs the employees of its acquisition.

         4. Within five (5) days of when the Employer posts the Initial Employer Notice attached as EFC Appendix 7 or Appendix 8, as applicable, informing employees of this EFC Agreement, it shall provide the Union a list of the names and addresses of all bargaining unit employees at the Facility.

III.     THE ORGANIZING CAMPAIGN AT CURRENT FACILITIES AND AFTER-ACQUIRED
         FACILITIES

A.       THE ORGANIZING CAMPAIGN PERIOD
         ------------------------------

         1. Prior to beginning any Organizing Campaign Activities (as defined herein) at any Current Facility or After-Acquired Facility, the Union shall provide written notice of its intent to organize that Facility to the Employer's


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

                  general counsel and the general manager at the Facility to be organized (hereinafter "Notice of Intent"). The parties agree that the Union shall not be entitled to send any Notice of Intent or to engage in any Organizing Campaign Activities as defined in Section III.D of this EFC Agreement or otherwise engage in any union organizing activities at or near any Employer Facility until the Union has requested withdrawal with prejudice of all pending unfair labor practice charges listed in the MOS, Appendix 4; used its best efforts to have dismissed all complaints listed in the MOS, Appendix 4; has secured executed Settlement Agreements (in the form attached as Appendix 6A to the MOS) that have become effective from individuals with pending unfair labor practice charges listed in the MOS Appendix 6, in accordance with the terms of the MOS; and has provided the Employer with a documentation evidencing all of the above. The Organizing Campaign Period shall begin immediately following the Employee Communication Meeting described in the Ground Rules. The Organizing Campaign Period shall end upon the earliest of any one of the following events:

                           (1) the Neutral makes a final determination whether the Union has demonstrated that it represents a majority of bargaining unit employees under the card-check procedures described below,

                           (2)      a secret ballot election is held to
                                    determine whether a majority of
                                    employees within the unit wish to be
                                    represented by the Union (as described
                                    below).

                           (3) twenty-eight (28) days after the date of the Employee Communication Meeting defined in the Ground Rules.

         2. The Organizing Campaign Period shall be deemed to begin on the day of the Employee Communication Meeting and shall end at midnight on the 28th (twenty-eighth) day thereafter. For example, if the Employee Communication Meeting is held on Tuesday June 1st, the Organizing Campaign Period will end at midnight on Tuesday June 29th.

B.       ORGANIZING PROCEDURES
         ---------------------

         1. Following receipt by the Employer of the Notice of Intent, the parties shall schedule an initial meeting with the Neutral within two (2) business days (as defined in the Ground Rules) to discuss the employee selection process/procedures (hereinafter referred to as the "Initial Meeting") and to schedule the Employee Communication Meetings pursuant to the Ground Rules (hereinafter referred to as the "Employee Communication Meeting").

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

         2. The Initial Meeting shall take place no more than two (2) business days after the Employer's receipt of the notice.

         3. Within two (2) business days after the Initial Meeting, the Employer shall provide to the Union employee names and addresses and schedule Employee Communication Meetings pursuant to the Ground Rules. The Employer will provide updated lists to the Union during the campaign within two
                  (2) business days when there is any change to the composition of the bargaining unit from the list originally provided.

         4. The Union shall keep the employee list confidential and shall not disclose it to any party outside of the Union.

         5. On or before the day of the Employee Communication Meeting the Employer shall transmit to the Neutral signature exemplars (such as W-4 forms) for all bargaining unit employees. When the Employer transmits updates to the Union under paragraph 3 above, it will simultaneously transmit signature exemplars for new employees to the Neutral.

C.       FREQUENCY OF ORGANIZING CAMPAIGNS
         ---------------------------------

         1. The Union shall conduct no more than three (3) Organizing Campaigns at Current Facilities and/or After-Acquired Facilities of the Employer at one time.

         2. Upon conclusion of the Organizing Campaign Period, if the Union has not been recognized, the Union will immediately cease Organizing Campaign Activities (as defined below) at that Facility and shall not initiate another organizing campaign at that Facility for at least one year after the conclusion of the Organizing Campaign Period.

D.       ORGANIZING CAMPAIGN ACTIVITIES
         ------------------------------

                  Organizing Campaign Activities include any Union sponsored activities at or near any Employer Facility, publication and distribution of any written communications to employees at a Facility, distribution of authorization cards or other Union sponsored communications and/or activities with the purpose or effect of attempting to organize employees at any Current Facility or After-Acquired Facility.

E.       UNION COMMUNICATIONS TO EMPLOYEES OUTSIDE OF THE ORGANIZING CAMPAIGN
         --------------------------------------------------------------------
         PERIOD
         ------

                  The Union may communicate with employees of any Current Facility or After-Acquired Facility outside of the Organizing Campaign Period so long as such communications do not occur at or near any Employer Facility on any Employer premises or during work time.

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

F.       SUBSEQUENT ORGANIZING CAMPAIGNS
         -------------------------------

                  The provisions of this EFC Agreement, including the Ground Rules for Employee Free Choice and the procedures for Organizing Current Facilities and After-Acquired Facilities shall govern any subsequent Union organizing efforts during the term of this EFC Agreement.

G.       EMPLOYER WAIVER
         ---------------

                  The Employer waives its right to file a representation petition with the NLRB in connection with any request for recognition by the Union or its affiliates in connection with this EFC Agreement.

H.       UNION WAIVER
         ------------

                  The Union waives its right to file a representation petition with the NLRB for Current or After-Acquired Facilities except for facilities, if any, in which the Employer may not lawfully recognize the Union pursuant to the provisions of this Agreement. This provision does not limit the Union's right to intervene in a NLRB representation proceeding filed by another party.

IV.      THE NEUTRAL

A.       SELECTION OF THE NEUTRAL
         ------------------------

                  The Parties agree that John Truesdale will be the Neutral for all Angelica Facilities covered by this Agreement. The parties shall endeavor to use a well-respected local leader from the community to assist the Neutral at each Facility. In the event that the parties cannot agree upon a local neutral representative within five (5) business days of the Union's notification of its intent to organize a Facility, the Neutral shall select a local neutral representative to assist him. Edward Archer or Janet Spencer shall function as the Neutral if Mr. Truesdale is unwilling or unable to do so. If neither Mr. Archer nor Ms. Spencer is able or willing to serve as the neutral, the parties shall select a Neutral within forty-eight (48) hours of such notification.

         The parties shall share the expenses and fees of the Neutral equally.

B.       REMINDER POSTCARD
         -----------------

                  Not later than two (2) weeks into the Campaign Period as defined in the Ground Rules, the Neutral shall send to all bargaining unit employees a postcard (in English and Spanish) reminding them of their ability to complain to the Neutral, the Union or the Employer if they feel that any party has acted in a manner inconsistent with the Ground Rules. The template for the Reminder Postcard is set forth in EFC Appendix 5 and incorporated herein by reference.

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

C.       EMPLOYEE COMPLAINTS RECEIVED BY THE NEUTRAL
         -------------------------------------------

                  The Neutral may receive complaints from Employees that either party has violated this EFC Agreement or the Ground Rules. The Neutral shall forward such complaints to the Union and the Employer. The Neutral shall not make any determinations or issue any remedies relating to any such complaints.

                  If the Neutral receives questions from employees, he or she may answer them if he or she can do so by reference to this EFC Agreement and any of its Appendices or if in his or her discretion the question can be answered without compromising the principle of neutrality. Otherwise, the Neutral shall refer the question to the Parties.

V.       RECOGNITION PROCEDURES AT CURRENT FACILITIES

A.       PROCEDURE FOR DETERMINING MAJORITY STATUS AT CURRENT FACILITIES:
         ----------------------------------------------------------------

         1. The Union will be given a four-week time period following the Employee Communications Meeting during which to solicit and deliver signed cards to the Neutral to achieve majority status. At any time during that four-week period, the Union may formally request recognition at which time the Union shall deliver all signed authorization cards to the Neutral and provide simultaneous written notice thereof to the Employer. Delivery is defined as the date when the Neutral receives the authorization cards.

         2. (a.) If the Neutral determines that the Union does not have majority status, the Union may deliver one submission of additional cards to the Neutral within the four-week period. The Union shall provide simultaneous written notice thereof to the Employer. Delivery is defined as the date when the Neutral receives the authorization cards.

                  (b.) If the Neutral determines that the Union does not have majority status in its first submission, he or she shall inform the Union of the identities of the individuals whose cards were invalidated and the reasons thereto. He or she shall inform the Employer only that the Union did not achieve majority status.

         3. To be valid for the purposes of this Agreement, the authorization cards shall:

                  a. Be dated and signed by bargaining unit employees on or after the day of the Employee Communication Meeting but on or before the last day of the Organizing Campaign Period and

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

                  b.       Shall include the following statement:

                           (1) By signing this card I designate UNITE HERE as my exclusive collective bargaining representatives at Angelica's __________ facility.

                           (2)      I understand that the union will
                                    represent me without any election when
                                    and if a majority of my co-workers at
                                    this facility sign cards.

                           (3) I will pay dues only when I have the benefits of a collective bargaining agreement.

                           (4) I understand that my monthly/weekly dues will be _____.

                           (5) There will be no union initiation fees for employees who are on Angelica's payroll at the time the first contract becomes effective.

                  c. The authorization card template reflecting the text of the card is attached as EFC Appendix 6 and incorporated herein by reference.

         4. The Initial Employer Notice set forth in EFC Appendix 7 or EFC Appendix 8, as may be appropriate, including the Questions and Answers attached thereto (and incorporated herein by reference) shall be communicated to all employees at Current Facilities and posted in all Current Facilities within five (5) business days of the Effective Date of this EFC Agreement.

         5. The Neutral or the local neutral representative need not be physically present at the facility to count the cards.

B.       REVIEW OF AUTHORIZATION CARDS BY NEUTRAL
         ----------------------------------------

         1. When the Union requests card-check recognition, the Neutral shall review the Union's cards and make a determination of majority support.

         2. Majority support means that the Union has demonstrated to the Neutral through the authorization cards that it represents a majority of the bargaining unit employees at the Facility who are on the payroll as of the date the Union requested card check recognition by submitting the cards to the Neutral.

         3. The Neutral shall compare the signatures on the authorization cards to signature specimens from the employees' personnel files provided by the Employer.

         4. The Neutral shall not disclose the identity of card signers to the Employer.

         5. The Neutral shall not count a card if he /she determines that it is untimely, not genuine or not delivered by the Union in a manner consistent with the requirements of this Agreement.

         6. The Neutral, upon making a determination of majority status, shall immediately provide written notice of his determination to both parties.

         7. Under this process, the Neutral is empowered to determine issues that can be resolved from the face of the authorization card itself compared to the Employer exemplars. Issues requiring credibility determinations, determinations on allegations of violations of the provisions of this Agreement or the Ground Rules and all other challenges to the process including the accuracy of the Employer's list of eligible employees are to be resolved by the Arbitrator pursuant to the Dispute Resolution procedure described below.

C.       RESULTS OF ORGANIZING CAMPAIGN
         ------------------------------

                  If the Union secures majority status as determined by the Neutral by the end of the Organizing Campaign Period, the Employer shall recognize the Union as the exclusive bargaining representative of the Bargaining Unit employees at that Facility.

                  If the Union does not secure majority status by the end of the Organizing Campaign Period as determined by the Neutral, the Union will immediately cease and discontinue all organizing campaign activities at the Facility and follow the requirements set forth in Sections III. C. 2 above.

                  Both parties shall have the right to file challenges and/or objections under Section VII below.

D.       BALLSTON SPA, NY AND LORAIN, OH FACILITIES
         ------------------------------------------

                  If the Union is recognized through the card check process at either the Ballston Spa, New York or Lorain, Ohio facilities, then, after agreement on a collective bargaining agreement is reached, the Union shall conduct secret ballot votes on ratification on the collective bargaining agreement at those facilities.

VI.      RECOGNITION PROCEDURES AT AFTER-ACQUIRED FACILITIES.

A.       FOR STATES PROHIBITING UNION SECURITY
         -------------------------------------

         1. The parties agree to utilize the card check process described above in Section V above to determine the issue of majority status at any After-Acquired Facility in any state that prohibits union security (so-called "Right To Work States" set forth in EFC Appendix 3).

B.       FOR STATES PERMITTING UNION SECURITY
         ------------------------------------

         1. As to any After-Acquired Facility located in a state where union security clauses are permitted (so-called "non-Right To Work states) the parties shall utilize the American Arbitration Association ("AAA") to conduct a secret manual ballot election among the employees. The parties shall share AAA's costs equally.

         2. The election shall be held on a date selected and agreed to by the parties. Such election date shall be on a payday no less than ten (10) days and no more than twenty (20) days after the Employee Communication Meeting.

         3. The election shall utilize the procedural safeguards of an NLRB election, including posting an election notice, ballots and notices in appropriate languages, and convenient voting locations and hours.

         4. Employees on the Employer's payroll as of the date of the election shall be eligible to vote.

         5. The parties shall endeavor to reach agreement on the mechanics of the election. If they are unable to do so, the Arbitrator (as defined in Section VII below) shall make a final and binding written determination on these issues within forty-eight (48) hours of hearing the dispute.

C.       RESULTS OF ELECTION
         -------------------

                  If the Union obtains a majority of the valid votes cast in the election, the Employer shall recognize the Union as the exclusive bargaining representative of the bargaining unit employees at the Facility. If the Union fails to secure a majority of the valid votes case in the election, it will immediately cease and discontinue all organizing campaign activities at the Facility and follow the requirements set forth in Section III. C. 2.

                  Both parties shall have the right to file challenges and/or objections under Section VII below.

VII.     DISPUTE RESOLUTION

A.       SCOPE
         -----

                  This provision covers all disputes arising from the interpretation or application of this EFC Agreement and/or the Ground Rules except for the issues reserved for the Neutral in
         Section V.B. above.

B.       GOOD FAITH NEGOTIATIONS
         -----------------------

                  If either party believes the other has violated the provisions of this EFC Agreement or the Ground Rules set forth in EFC Appendix 2, the parties shall

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

         first endeavor to resolve any disputes through good faith negotiations. If they cannot do so, written submission to arbitration shall be made no later than five (5) business days after the event giving rise to the dispute.

C.       SUBMISSION TO ARBITRATION
         -------------------------

                  If disputes cannot be resolved through good faith negotiations under Section VII.B above, then they may be submitted to arbitration by either party. Notice of the demand for arbitration shall be in writing and include a complete statement of the issue as well as a certification of the inability of the parties to resolve the matter through good faith negotiations.

D.       ARBITRATION HEARING
         -------------------

                  The Arbitrator (as selected below) shall hold a hearing within three (3) business days after written notification to the Arbitrator by a party. The Arbitrator shall issue a written order on whether a violation occurred, and, if so, on the appropriate remedy within five (5) business days after the close of the hearing. Any post-hearing written briefs must be submitted within two (2) business days after the close of hearing. The parties may mutually agree to waive these time limits.

E.       CEASE AND DESIST ORDERS
         -----------------------

                  If a party seeks only an order that prohibited conduct cease and desist from the Arbitrator, there shall be a hearing within twenty-four (24) hours and the Arbitrator shall issue a bench decision followed by a written decision. The Arbitrator's Decision and Order shall be limited to the dispute before him and will have no precedential effect.

F.       MATERIAL MISREPRESENTATION
         --------------------------

                  If the Employer believes that a statement by the Union is a material misrepresentation, the Employer shall inform the Union of its allegation and inform the Union of the corrective response which the Employer proposes to issue. If the parties cannot reach agreement on the content and form of Employer's response within six
         (6) hours after the Union's receipt of the Employer's proposal, the Employer may respond in the manner that it proposed to the Union. Such a response shall not involve an attack on the Union. The Union may request an order from the Arbitrator in relation to fairness of the Employer's response. The Employer's response or lack thereof shall not waive its right to seek arbitration over the Union's alleged misrepresentations but may be considered by the Arbitrator.

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

G.       FINAL AND BINDING RESOLUTION
         ----------------------------

                  The Arbitrator (as identified and selected below) is authorized to issue final and binding resolutions of all disputes within the scope of this provision as defined in Section VII. A above.

H.       EXCLUSIVE METHOD OF DISPUTE RESOLUTION
         --------------------------------------

                  This Dispute Resolution procedure is the exclusive method of resolving disputes within the scope of this provision as defined in Section VII. A above. The parties waive their rights to resolve these issues through the National Labor Relations Board ("NLRB") or other judicial/administrative forum, except for enforcement proceedings as described below.

I.       REMEDIES
         --------

                  The Arbitrator is specifically authorized to resolve and remedy, as appropriate allegations of unfair labor practices by the parties or violations of the Ground Rules and challenges arising from the elections, and to order remedies consistent with the NLRB remedial scheme and the intent of this Agreement. The Arbitrator shall not have the power to add to or subtract from, or modify any of the terms of this Agreement.

J.       SELECTION OF ARBITRATOR
         -----------------------

                  Listed in EFC Appendix 9 is the panel of agreed-upon Arbitrators available to resolve disputes under this Agreement. If a dispute arises, they shall be asked to resolve it in rotating order, beginning with the First Arbitrator in EFC Appendix 9. The first Arbitrator available to hear the dispute within 24 hours or three days as appropriate shall be selected. If none are available, then the Arbitrator with the earliest availability shall resolve the dispute.

K.       COSTS OF ARBITRATOR
         -------------------

                  The fees of the Arbitrator and administrative expenses shall be shared equally between the Employer and the Union. Each party shall pay its own counsel and bear all its own costs and expenses.

L.       ENFORCEMENT
         -----------

                  If an Arbitrator's award is not followed, or if any party refuses to resolve a dispute through arbitration, the parties may seek enforcement under the provisions of Section 301 of the Labor Management Relations Act in federal court.

ANGELICA CORPORATION                        UNITE HERE, AFL-CIO



By: /s/ Stephen M. O'Hara                   By: /s/ Bruce Raynor
   -------------------------                   -----------------------------

Name: Stephen M. O'Hara                     Name: Bruce Raynor
     -----------------------                     ---------------------------

Title: CEO                                  Title: General President
      ----------------------                      --------------------------

Date: 6/14/05                               Date: 6/14/05
     --------------                              -------------

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


                                 APPENDIX A

         GROUND RULES TO ENSURE EMPLOYEE FREE CHOICE

         1. The parties recognize that national labor law guarantees employees the right to form or select any labor organization to act as the employees' exclusive bargaining representative for the purpose of collective bargaining, as well as the right to refrain from engaging in any or all such activities. These Ground Rules shall apply at the Company's Current and will apply to After-Acquired Facilities (as defined in Sections II and III above) immediately upon the Effective Date of this EFC Agreement.

         2. The Employer agrees to take a neutral approach to the unionization of its employees. The Employer (and its supervisors and agents) will not take any action or make any statement in opposition to the selection by its employees of a collective bargaining agent, nor shall it state any preference for or opposition to the union as a bargaining agent for its employees (or any segment thereof). The Employer will indicate that it neither supports nor opposes unionization by the Union.

                  Following the effective date of this EFC Agreement, except in cases of material misrepresentations by the Union, the Employer may only communicate to its employees at its Current and After-Acquired facilities (as defined in Sections II and III above) on subjects concerning the Union by directing employees to EFC Appendices 7 or 8, as applicable. All such documents shall be translated into all appropriate languages, shall be posted on bulletin boards at the facilities, and may be distributed to employees by either party upon request.

         3. The parties further recognize that organizing activity conducted pursuant to this Agreement should be conducted in an atmosphere of mutual respect toward one another and toward the employees. Employees should have the choice to be represented by a collective bargaining agent or not without fear of coercion, intimidation, interference or threats from either the Employer or the Union. To that end, the Employer agrees not to discriminate against, discharge or otherwise discipline any employees because they joined the Union, signed authorization cards or petitions, or engaged in protected concerted activity. The Union agrees that its representatives will not intimidate, coerce, restrain or threaten any employees of the Employer in an effort to obtain authorization cards or employee support.

         4. The prohibited conduct set forth in Section III of the Labor Peace Agreement entered into between the parties contemporaneously with this EFC Agreement shall apply to all Union activities covered under the EFC Agreement and these Ground Rules.

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

         5. The Union agrees that it shall make no negative, disparaging or derogatory comments about the Employer related to, its products, operations, officers, shareholders, stakeholders, managers or supervisors. There shall be no attacks by either Union or the Employer upon each other. The Union may advocate improvements in the Employer's employment policies.

         6. The Union shall not disclose Angelica financial information, including management salaries and expenses.

         7. The Union shall not make any material misrepresentations to employees.

         8. The Union will not communicate to the media, customers, vendors, shareholders, politicians, community organizations, advocacy organizations, clergy, financial institutions, or any other third party regarding its organizing campaign at any Employer Facility.

         9. Both parties agree not to instruct, facilitate, condone, advocate or support any employees' violation of this EFC Agreement, including these Ground Rules. If any employee or group of employees engages in actions which breach the EFC Agreement independently, the Union and the Employer shall publicly disavow this conduct in a manner that communicates this message to all employees at the facility and to any parties toward whom such actions were directed.

         10.      Access:

                  10.1 During the twenty-eight (28) day campaign period, the Employer shall allow up to two designated Union representatives access to the employee lunchroom or other Employer designated non-work areas as set forth below for the purpose of communicating with bargaining unit employees during their non-work times.

                  10.2 Designated Union Representatives, while on the Employer's premises, shall:

                           1. Register with plant management prior to entering the plant and before leaving the plant.

                           2. Behave in a professional, decorous and non-disruptive manner at all times.

                           3.       Obey all safety rules.

                           4. Only communicate with employees during non-work time in designated non-work areas.

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

                           5.       Not interfere with the Company's
                                    operations or production.

                           6.       Otherwise comply with these Ground
                                    Rules.

                  10.3 Designated Union Representatives access to the Employer's premises and property shall be limited as follows:

                           1. Union representatives shall have access only to Employer designated lunch-rooms and/or other non-work areas.

                           2.       During the first two weeks of the
                                    campaign period Union representatives
                                    shall have access for up to three (3)
                                    days per week during Employer designated employee lunch periods on each shift.

                           3. During the third and fourth week of the campaign period, Union representatives shall have access for up to two (2) days per week during Employer designated employee lunch periods on each shift.

                           4.       The Union may select which days it
                                    desires access. The Union shall give the Employer its schedule of selected dates at the Initial Meeting.

                  10.4 The Union may post leaflets at the sites where Employer notices are customarily posted, so long as the leaflets are not derogatory, disparaging or defamatory.

         11.      Employee Communications Meeting:

                  11.1 After receiving notice from the Union of an intent to organize a facility, the Employer shall schedule a short information meeting for each shift at the mutual convenience of the parties but within five (5) business days of such notice (the "Employee Communications Meeting").

                  11.2 The Employer shall read the statement attached as Ground Rules Attachment I, affirming employees rights to freely choose unionization or not. The Union will be given an opportunity to address the employees in order to provide information about the Union and to answer questions. The general outline of the Union's presentation is attached as Ground Rules Attachment II. In no event shall the Union solicit authorization cards in the presence of any Employer representative. The Employer representative shall leave after all of the initial presentations are completed so that cards may be gathered at the meeting. The Neutral shall end the meeting no later than thirty (30) minutes after the Employer representative leaves the meeting. The Union representative will leave the Employer's premises with the Neutral at the end of the meeting.

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

                  11.3 The Neutral shall attend the meeting and present the statement attached as Ground Rules Attachment III, explaining either the card check process or election process and informing employees of their right to lodge complaints with the Neutral concerning coercion or interference with their free choice.

                                     MOS

                                  EXHIBIT B

                       NATIONAL LABOR PEACE AGREEMENT

         This National Labor Peace Agreement, including all exhibits, appendices and other attachments hereto (hereinafter collectively the "LP Agreement"), is made and entered into this 14th day of June, 2005, ("Effective Date"), by and between Angelica Corporation, including its affiliated entities operating linen management and laundry service Facilities, (hereinafter collectively referred to as "Angelica" or the "Employer"), and UNITE HERE, AFL-CIO, CLC, each of the UNITE HERE local unions listed on LP Appendix 1 (attached hereto and incorporated herein by reference), each of the UNITE HERE joint boards also listed on LP Appendix 1 and all other UNITE HERE local unions, joint boards and affiliates, (hereinafter referred to collectively as "Union").

         WHEREAS, Employer is engaged in the business of operating a linen management and laundry services business through 35 laundry Facilities throughout the nation, (hereinafter referred to, along with all After-Acquired Facilities defined below, individually and collectively as "Facility" or "Facilities"), and is the largest provider of such services to the healthcare industry; and

         WHEREAS, Union presently represents over 3,500 employees at 23 of Employer's 35 laundry Facilities; and

         WHEREAS, Union has been engaged in protracted, nationwide corporate campaign activities against Employer relating to certain organizing disputes, and has planned a national labor strike against Employer regarding local collective bargaining agreement terms; and

         WHEREAS, the parties, desiring to put an end to the nationwide corporate campaign activities and to avoid the planned national strike, have negotiated in good faith with respect to all local contractual and all national contractual and organizing issues arising out of said corporate campaign activities and planned strike action, and have entered into an Agreement to settle and resolve all such issues, (said Agreement, being of even date herewith, including all of its exhibits, attachments and appendices, being hereinafter referred to as the "Memorandum of Settlement"); and

         WHEREAS, the parties, desiring to include as part of the aforementioned settlement Agreement, an Agreement relating to national labor peace to end the labor strife between them and to establish alternative means for resolving any differences that might arise between them in the future, have entered into this LP Agreement, (said LP Agreement being hereby attached to and incorporated by reference into the Memorandum of Settlement).



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

         NOW, THEREFORE, in consideration of the mutual promises and Agreements set forth herein, and set forth in such other aforementioned Agreements between them, the parties agree as follows:

I.       OVERVIEW

         A. This LP Agreement is a contract between an employer and a labor organization representing employees in an industry affecting commerce as defined by Section 301 of the Labor Management Relations Act, 29 U.S.C. Section 185.

         B. Immediately upon the execution of this LP Agreement, the Union agrees to terminate its corporate campaign activities, to settle its planned strike action, and to cease all adverse economic activity and adverse publicity of every nature whatsoever against the Employer, except as permitted by this LP Agreement.

II.      DEFINITIONS

         A. "After Acquired Facilities" means any laundry processing Facility that the Employer comes to own, operate or establish after the Effective Date of LP Agreement.

         B. "Current Facilities" means all laundry processing Facilities owned or operated by the Employer as of the Effective Date of this LP Agreement excluding those Facilities in which the Union currently represents all of the employees in the bargaining unit.

         C. "Corporate Campaign Activities" (CCA) means any Union communication or action directed towards third parties, either directly or through intermediaries, intended to, likely to or that is reasonably foreseeable to influence Angelica or affect Angelica's actions or decisions. CCA includes actions or communications which: disparage the motives, actions or legitimacy of the Employer, including but not limited to its business, corporate structure, finances, safety record, environmental, consumer protection, or human rights records and labor relations policies, except as noted below. CCA also include actions or communications which denigrate or harm Angelica's financial standing, reputation, business, customers, customer relations, vendors, vendor relations, operations, directors, employees or shareholders. intended to, likely to or that are reasonably foreseeable to influence Angelica or affect Angelica's actions or decisions. "Third parties" includes the media, customers, vendors, shareholders, politicians, community organizations, advocacy organizations, clergy, financial institutions and any other stakeholder groups except Angelica employees represented by the Union.

         D.       "Existing Organized Facilities" means the twenty-three
                  (23) Angelica Facilities that are currently represented by the Union as of the Effective Date of this LP Agreement.

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         E.       "Local Collective Bargaining Agreements" means collective
                  bargaining Agreements between the Employer and the Union (and/or any of its affiliates) at an Existing Organized Facility.

III.     PROHIBITED CONDUCT

         A. The Union shall refrain from engaging in all Corporate Campaign Activities (as defined in Paragraph II. C. above) against the Employer or any of its Facilities.

         B. The Union also agrees not to support, condone, sponsor or advocate any slow downs, tie-up of equipment, "inside game" activities, or "work to rule" campaigns, against the Employer or any of its Facilities. In addition, the Union shall not support, condone, sponsor or advocate any demonstrations, picketing, disruption of work, walk outs, strikes or sympathy strikes against the Employer or any of its Facilities, except as set forth in Section IV. B. 3 below. Nothing in this LP Agreement, however, shall be interpreted to limit the Union's right to communicate with its members and the employees it represents, consistent with existing access rights, if any, in Local Collective Bargaining Agreements and in accordance with the provisions with this LP Agreement.

         C. The Union shall not provide financial or other support to any employees, other individuals, groups or attorneys bringing civil or administrative actions against Angelica. However, nothing in this LP Agreement shall prohibit the Union from informing employees of their legal rights.

         D. The Union shall not sponsor, advocate, finance, condone or support any employees, other individuals, or groups for any third parties to engage in any of the activities prohibited above. Upon the occurrence of one or more of the prohibited activities specified in this LP Agreement, the Union, upon notice from Angelica, will promptly (within 24 hours) disavow the prohibited activity in a manner that communicates this message to all employees at the Facility and to any parties toward whom such actions were directed, and to any other third parties that the Employer indicates should receive the communication.

         E. The Employer shall not communicate with or take action toward third parties intended to denigrate or undermine the legitimacy of the Union, except to enforce the terms of this Agreement. Nothing herein shall restrict the Employer's right to communicate with its employees consistent with applicable law except as set forth in the Employee Free Choice Agreement attached to and incorporated into the Memorandum of Settlement (hereinafter referred to as the "EFC Agreement").

         F. Notwithstanding anything to the contrary contained above, each party agrees that communications by either of them to employees of the Employer, may be critical of the other party's policies and practices as they related to issues in dispute between the parties; provided, however,


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

                  that no such communications shall denigrate or disparage the other party or its personnel.

         G. Nothing in this Agreement shall limit the ability of either party to defend itself in pending or future litigation.





IV.      LABOR DISPUTES

         A. In connection with the collective bargaining of Local Collective Bargaining Agreements, the parties jointly agree to endeavor to resolve problems through direct dialogue and negotiations without resorting to outside authorities. In this regard, the parties shall develop an approach to collective bargaining that maximizes mutual gains and minimizes the chance for confrontation and unresolved dispute.

         B. If, despite these efforts, the parties are unable to successfully negotiate a collective bargaining Agreement (or a successor collective bargaining Agreement) at an Angelica Facility after exhausting good faith negotiations:

                  1. The Union may strike that Facility, engage in lawful primary picketing and inform employees of its views concerning the issues in the strike. "Lawful primary picketing" shall be defined as lawful picketing at the struck Facility where the labor dispute arose and lawful picketing of other Angelica Facilities performing struck work.

                  2. The Employer may inform employees of its views concerning the issues in the strike; and exercise its lawful rights, including locking out employees of the Facility, unilaterally implementing its final offer following good faith impasse; and employing replacement workers to the extent permitted by law.

                  3. In the event of a strike or lockout, the Union will not picket customers receiving struck work or non-Angelica Facilities performing struck work for a period of thirty (30) days after commencement of the strike. Following such thirty
                           (30) day period, the Union may engage in ambulatory picketing ("between the headlights") of customers receiving struck work or in picketing of non Angelica facilities performing struck work consistent with applicable law. Any other economic pressure involving customers or third parties is prohibited by this Agreement.

                  4. In the event of a strike or lockout, the Union may inform the media of the contractual issues at stake through general written press releases explaining the issues. The Union shall not take any other action inconsistent with the prohibition on CCA contained in this Agreement.

                  5. The Union shall not engage in any sympathy strikes during the term of this LP Agreement at any Angelica Facility.

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V.       DISPUTE RESOLUTION

         A. The Employer and the Union agree that dispute resolution procedures in this LP Agreement shall be the sole and exclusive means for resolving all disputes arising between the parties under this LP Agreement. To the extent a dispute under the LP Agreement also implicates rights and obligations under Local Collective Bargaining Agreements, nothing herein is intended to diminish the Parties' ability to enforce such rights and obligations under Local Collective Bargaining Agreements.

         B. During such time as Local Collective Bargaining Agreements have expired such that the no-strike/no lockout provisions of a Local Collective Bargaining Agreement are not in effect, the arbitration provisions of this LP Agreement shall remain in effect to resolve disputes arising under this LP Agreement. Nothing in this LP Agreement, however, shall require the parties to arbitrate the terms of any new Local Collective Bargaining Agreement.

         C. Nothing in this LP Agreement shall be interpreted to preclude Union representation of or advocacy on behalf of employees (to whom the Union owes a statutory duty) before the NLRB. Moreover, this LP Agreement does not restrict the rights of employees to invoke procedures and remedies protected by statute, provided the Union shall not use this exception to sponsor, advocate, finance, condone or support the concerted filing of such employee charges.

         D. Any alleged violation or dispute involving the terms of this LP Agreement may be brought to a joint committee composed of the General Counsels of the Union and the Employer or their designees. If the alleged violations or dispute cannot be satisfactorily resolved by the parties within twenty four (24) hours of such notification (excluding Saturdays, Sundays and holidays), either party may submit such dispute to an Arbitrator for an expedited hearing. The expedited hearing shall be held within five
                  (5) business days after written submission to the Arbitrator by a party. The Arbitrator must render a decision within five (5) business days of the close of the hearing. Any post-hearing written briefs must be submitted within three (3) business days after the close of the hearing. The Arbitrator's decision shall be limited to whether or not the LP Agreement has been violated. If the Arbitrator finds that the LP Agreement has been violated, he/she shall issue a cease and desist order. This procedure for breaches of this LP Agreement shall be utilized in the place of any applicable grievance and arbitration provisions of any Local Collective Bargaining Agreement.

         E. Each party retains the right to seek judicial enforcement of the Arbitrator's determination and order. The prevailing party in the arbitration further retains the right to seek monetary damages and other relief from a court of competent jurisdiction for breach of this LP Agreement through an action under Section 301 of the Labor Management Relations Act. Each party also retains the right to seek enforcement under the provisions of Section 301 of the Labor Management Relations Act in the event that any party refuses to resolve a dispute through arbitration.

                                     5

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

         F. Notwithstanding the foregoing, this LP Agreement is not intended to supplant or otherwise diminish each party's ability to seek appropriate equitable remedies in a court of competent jurisdiction. Each party hereby reserves its right to seek such remedies, including but not limited to injunctive relief in both state and Federal court in the event of any violation of any Local Collective Bargaining Agreement or other unlawful conduct.

         G. Listed in LP Agreement Appendix 2 is the panel of agreed upon Arbitrators available to resolve disputes under this LP Agreement. If a dispute arises, the Arbitrator asked to resolve this dispute shall be selected in rotating order beginning with the first Arbitrator listed in LP Agreement Appendix 2. If the initial Arbitrator is not available to hear the dispute within five(5) business days, the parties shall move down the list and select the first Arbitrator available to hold the hearing within the period required under this procedure. If no Arbitrator is available, then the Arbitrator with the earliest availability shall resolve the dispute.

         H. The fees of the Arbitrator and administrative expenses shall be shared equally between the Employer and the Union. Each party shall pay its own counsel and bear its own costs and expenses.

         I. The Arbitrator shall not have the power to add to subtract from, or modify any of the terms of this LP Agreement.

VI.      INCORPORATION INTO EXISTING LABOR AGREEMENTS

         A. This LP Agreement, as it applies to Existing Organized Facilities, shall become a supplement to the Local Collective Bargaining Agreements of all Existing Organized Facilities as of the Effective Date of this LP Agreement. This LP Agreement is intended to add to and not diminish or otherwise alter the prohibitions against strikes or work stoppages in local Agreements including but not limited to the rights of Angelica to discipline employees for violations of local no-strike provisions.

         B. The Union and the Employer agree that the provisions of this LP Agreement, as it applies to Existing Organized Facilities, shall be incorporated into all Local Collective Bargaining Agreements for Existing Organized Facilities set forth in Appendix 3 to this LP Agreement through the execution of individual Memoranda of Agreement in substantially the same form as set forth in Appendix 4 to this LP Agreement. Each such Memorandum of Agreement shall be signed by the appropriate Employer representative and by the appropriate official of the Union with legal authority to execute collective bargaining Agreements with Angelica. Notwithstanding anything to the contrary contained herein, this LP Agreement shall continue in full force and effect throughout the term of this LP Agreement, including as to each Local Collective Bargaining Agreement, notwithstanding the expiration of any such Local Collective Bargaining Agreement or any successor Local Collective Bargaining Agreements.

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         C.       Except as otherwise provided in this LP Agreement, in the
                  event of a conflict between this LP Agreement and any Local Collective Bargaining Agreement between the parties, this LP Agreement shall prevail.

VII.     NOTICE TO EMPLOYEES

                  The Union agrees to attach this LP Agreement to the Local Collective Bargaining Agreement at each Existing Organized Facility within thirty (30) days of the Effective Date of this LP Agreement and to disclose the existence of this LP Agreement prior to ratification of any Local Collective Bargaining Agreements referred to in Exhibits C, D, E and F of the Memorandum of Settlement, whichever occurs first. For all other Facilities, the Employer shall post this LP Agreement forty-eight (48) hours prior to the initial Employee Communications Meeting under the EFC Agreement.

VIII.    TERM OF AGREEMENT

                  This LP Agreement shall commence on the Effective Date (hereinabove defined), and shall remain in full force and effect, subject to earlier termination in accordance with its terms, for a period of ten (10) years, after which it will terminate by its own terms.


ANGELICA CORPORATION                        UNITE HERE, AFL-CIO, CLC



By: /s/ Stephen M. O'Hara                   By: /s/ Bruce Raynor
   -------------------------                   -----------------------------

Name: Stephen M. O'Hara                     Name: Bruce Raynor
     -----------------------                     ---------------------------

Title: CEO                                  Title: General President
      ----------------------                      --------------------------

Date: 6/14/05                               Date: 6/14/05
     --------------                              -------------






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